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                                                                    EXHIBIT 10.7


                              BUILDING BLOCKS, INC.
                               1720 Post Road East
                                Westport CT 06880


                                        As of April 1, 1996


Mr. Steven E. Glass
1360 Ocean Parkway
Brooklyn, NY 11230

Dear Steven:

          This letter, when signed by you, shall constitute our agreement with respect to your employment with us ("Company").

          1.   POSITION:  Co-President and Co-Chief Executive Officer of the
Company.

          2. TERM: The term of your employment with Company shall be two (2) years, commencing April 1, 1996 and ending February 28, 1998 (the "Term").

          3.    COMPENSATION:

               (a) SALARY. Company shall pay to you a salary at the rate of One Hundred Twelve Thousand Five Hundred ($112,500) Dollars per annum with respect to the first year and a salary at the rate of One Hundred Thirty five Thousand ($135,000) Dollars per annum with respect to the second year. Salary accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level.

               (b) SIGNING BONUS. In consideration of your entering into this agreement, Company shall pay you simultaneous with the execution of this Agreement a onetime signing bonus of Ten Thousand ($10,000) Dollars.


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               (c)  ANNUAL INCENTIVE BONUS. You shall be entitled to an annual incentive bonus equal to 5% of the pre-tax profits before "extraordinary items" for the fiscal year of the Company and its Franchising Affiliate to be paid to you within three (3) months of such fiscal year.

As used herein extraordinary items shall mean items of income or expense which in accordance with generally accepted accounting principles, as currently in effect, would be reported in a statement of operations on a separate line setting forth a gain or loss from extraordinary items, which line would appear after a line reporting net income or loss before extraordinary items. The annual incentive bonus shall be pro-rated for the fiscal year of your employment ending June 30,1996 and each year of the term thereafter.

          4. STOCK OPTIONS: As a separate and added inducement to your entering into this agreement and in consideration of your acting as a full time consultant for the Company since January 1, 1996, Specialty Retail Group, Inc. ("SRG") of which Company is a wholly owned subsidiary, has granted you options to purchase 110,000 shares of the Common Stock of SRG (the "Options") exercisable for a period of six (6) years from the date of vesting to be valued at seventy-five ($.75) cents per share, which Options shall vest as follows;

               (a)  33 1/3% of the Options shall vest upon the date of grant;

               (b)  33 1/3% of the Options shall vest on April 1, 1997; and


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               (c)  33 1/3% of the Options shall vest on March 15, 1998.

          Notwithstanding the foregoing the said options will expire six months after termination of your employment by the Company for cause or your voluntary withdrawal from your employment with the Company prior to April 1, 1997.

          The said option will be evidenced by an option agreement containing the foregoing terms and such other terms as are customary for options granted by SRG.

          5. REPORTING: You shall report directly to the Chairman of the Board of Company, Kevin Greene, and you shall perform such duties (consistent with your position) as you shall reasonably be directed to perform by him. If Kevin Greene's position as Chairman of the Board of Company is terminated for any reason you shall have the right to terminate your employment by giving notice to the Company of your desire to do so within 90 days after the termination of his employment. Your employment shall be terminated 60 days after receipt of said notice by the Company.

          6. PLACE OF EMPLOYMENT: You shall render services primarily at the offices established by Company in New York City. If the Company fails to establish such offices in New York or once established closes such of offices you shall perform your services at the Company's headquarters. The Company recognizes that you reside in New York City and shall reimburse you for the cost for overnight lodging you incur in proximity to the Company's headquarters as necessary during the term of the


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Agreement. You will be provided with a full-time assistant chosen by mutual agreement between you and the Chairman of the Board and with an appropriate office. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

          7. TRAVEL AND ENTERTAINMENT EXPENSES: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company's policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.

          8. BENEFITS: During the Term, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, pension, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. Company shall lease and insure a vehicle for your exclusive use during the term, and shall provide an allowance for parking and maintenance of said vehicle. Total expenditure for lease, insurance, parking, and maintenance shall not exceed $1,000 per month. In addition, you shall be entitled to annual vacations in accordance with Company's policy for executives at your level (but not less than three weeks in any calendar year).


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          9.   TERMINATION BY COMPANY FOR CAUSE:  Company may at any time during the Term, by written notice, terminate your employment for any of the following causes: (a) any willful or intentional act which materially injures the reputation, business or business relationships of Company or its affiliates; (b) conviction of, or plea of nolo contendere to, a misdemeanor involving moral turpitude or a felony; (c) material breach of material covenants contained in this agreement; or (d) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. The written notice shall set forth in detail the specific cause for termination. In the case where cause for termination shall be susceptible of cure, you shall have a period of fifteen
(15) business days from the date of the termination notice in which to cure such cause, and if you fail to cure such cause within the aforementioned fifteen business day period, termination shall be effective upon the expiration of such fifteen-day period; in all other cases, notice of termination shall be effective on the date thereof. If Company terminates your employment pursuant to this paragraph, Company shall pay to you the accrued but unpaid salary to the date of termination and a pro-rated portion of the annual incentive bonus (if any). Upon payment to you (or on your behalf) of the amounts set forth in this paragraph Company shall have no further obligation or liability to you under this agreement with respect to a termination.

          10. DISABILITY/DEATH: If you shall die or become physically or mentally incapacitated from performing your duties


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hereunder during the Term and such incapacity shall continue for a period of four (4) consecutive months or more or for shorter periods aggregating five (5) months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment hereunder and Company shall pay to you, up to the date of such termination, any accrued but unpaid salary and a pro-rated portion of the annual incentive bonus (if any). Your right to exercise the Options shall be exercisable by yourself or by your estate in accordance with the terms and during the vesting period as set forth in paragraph 4 above.

          11. CONFIDENTIAL MATTER: You acknowledge that your employment with Company will, throughout the Term, bring you into close contact with many confidential affairs of Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and method and other information not otherwise publicly available, and plans for future developments. In recognition of the foregoing, you covenant and agree as follows:

               (a) you shall keep secret all confidential matters of Company and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except with Company's written consent; and

               (b) you shall deliver promptly to Company upon termination of your employment, or at any time Company may request, all confidential memoranda, notes, records, reports and


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other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control.

          12. NOTICES: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:                       TO COMPANY:

Mr. Steven E. Glass           Building Blocks, Inc.
1360 Ocean Parkway            1720 Post Road East
Brooklyn, NY 11230            Westport, CT 06880

With a copy to:               With a copy to:

Glinert & Chidekel       Goodkind, Labaton Rudoff
100 Park Avenue                 & Sucharow LLP
12th Floor                    100 Park Avenue
New York NY 10017             12th Floor
Att: David J. Glinert, Esq.   New York, NY 10017
                              Att: Edmond M. Coller, Esq.

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notices.

          13.  MISCELLANEOUS:

               (a) You represent and warrant to Company that you are free to enter into this agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder.


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               (b)  You acknowledge that during the Term you will comply with
Company's corporate polices, as in effect from time to time, of which you are made aware.

               (c) You acknowledge that services to be rendered by you underthis agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this agreement (particularly, but not limited to, the provision of paragraph 11 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in the premises, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this agreement. The provisions of this paragraph 13(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or another remedy.

               (d) This agreement sets forth the entire agreement and understanding of the parties hereto. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation,
promise or inducement not herein set forth.            (I)       The provisions
of this agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This agreement, and your rights and obligations hereunder, may not be assigned by you. Company may


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assign its rights, together with its obligations, hereunder in connection with a reorganization of Company, or in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company.

               (e) This agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

               (f) This agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements to be wholly performed therein.


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          If the foregoing correctly sets forth our understanding, please sign and return the duplicate copy of the letter enclosed herewith.

                                   Very truly yours,

                                   BUILDING BLOCKS, INC.



                              By:  /s/ KEVIN R. GREENE
                                   ----------------------------------------


Accepted and Agreed:



/s/ STEVEN E. GLASS
-------------------------
Steven E. Glass


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                                    Guarantee


          Specialty Retail Group, Inc. (the "Guarantor") unconditionally guarantees to you the full and punctual performance and observance, by the Company, of all the terms, covenants and conditions in the foregoing agreement on Company's part to be kept, performed or observed. The Guarantor waives notice of any breach or default by Company.

          The obligations of Guarantor hereunder shall not be released by any modification of the agreement, but in case of any such modification the liability of Guarantor, shall be deemed modified in accordance with the terms of any such modification of the agreement.

          This guaranty shall apply to the said agreement, any extension or renewal thereof and this instrument may not be changed, modified, discharged or terminated orally in any manner other than by an agreement in writing signed by Guarantor and you.

          IN WITNESS WHEREOF, Guarantor has hereunto set his hands and seals the
12 day of April   , 1996.

                                   SPECIALTY RETAIL GROUP, INC.



                              By:  /s/ KEVIN R. GREENE
                                   ----------------------------------------

                                        (ACKNOWLEDGEMENT)


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